Exhibit 9

MASTER TERMS AND CONDITIONS FOR PREPAID VARIABLE SHARE FORWARD TRANSACTIONS BETWEEN CITIBANK, N.A. AND AA GABLES 2, LLC

The purpose of this Master Terms and Conditions for Prepaid Variable Share Forward Transactions (including the Annexes hereto, the “Master Confirmation”), dated as of June 22, 2026, is to set forth certain terms and conditions for one or more prepaid variable share forward transactions that AA Gables 2, LLC (“Counterparty”) will enter into with Citibank, N.A. (“Citibank”) from time to time. Each of Citibank and the Counterparty is referred to as a “Party” and together, the “Parties.” Each such transaction (a “Transaction”) entered into between Citibank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by (i) a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”) and (ii) a Pricing Notice substantially in the form of Annex B hereto (a “Pricing Notice”), with such modifications thereto as to which Counterparty and Citibank mutually agree. This Master Confirmation, a Supplemental Confirmation and any related Pricing Notice together shall constitute a “Confirmation” as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

This Master Confirmation, a Supplemental Confirmation and any related Pricing Notice evidence a complete binding agreement between Citibank and Counterparty as to the terms of the Transaction to which this Master Confirmation, such Supplemental Confirmation and such Pricing Notice relate. This Master Confirmation, each Supplemental Confirmation and any related Pricing Notice form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA, as if Citibank and Counterparty had executed that agreement on the date hereof (without any Schedule but with the modifications and elections set forth herein, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation, each Supplemental Confirmation and any related Pricing Notice except as expressly modified herein or in the related Supplemental Confirmation or related Pricing Notice, as the case may be. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Citibank and Counterparty are parties.

THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, ANY RELATED PRICING NOTICE AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and any related Pricing Notice relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, such Pricing Notice and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Pricing Notice, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement.

Each party will make each payment specified in this Master Confirmation, a Supplemental Confirmation or any related Pricing Notice as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

This Master Confirmation and the Agreement, together with the Supplemental Confirmation and any related Pricing Notice relating to a Transaction, shall constitute the written agreement between Counterparty and Citibank with respect to such Transaction.

2. Set forth below are the general terms and conditions related to the prepaid variable share forward transactions which, together with the terms and conditions set forth in the Supplemental Confirmation and any related Pricing Notice (in respect of the related Transaction), shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Citibank.

Shares:	The Class A common stock, par value USD 0.0001 per share, of AST SpaceMobile, Inc., a Delaware corporation (the “Issuer”) (Exchange symbol “ASTS”), or security entitlements in respect thereof.

Units:	Units of limited liability company membership interest in AST & Science, LLC, a Delaware limited liability company (the “Company”) designated as “Common Units” under the Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of April 6, 2021 (as amended, modified or supplemented from time to time, the “Company LLC Agreement”).

Components:	Each Transaction shall be divided into individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation, the related Supplemental Confirmation and the related Pricing Notice, and in particular with the Number of Shares and Scheduled Valuation Dates set forth in the related Supplemental Confirmation and the related Pricing Notice. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Components	For each Transaction, as specified in the related Supplemental Confirmation.

Initial Share Price:	For each Transaction, as set forth in the related Pricing Notice, to be the volume-weighted average price per Share at which Citibank (or any of its affiliates) establishes its initial hedge of the equity price risk undertaken by Citibank with respect to such Transaction in amounts and at times determined by Citibank (or an affiliate of Citibank) in its commercially reasonable discretion; provided that Citibank (or the affiliate establishing the Initial Hedge Position) shall use its commercially reasonable efforts to establish the Initial Hedge Position in a manner that does not affect the price of the Shares and its reasonable efforts to comply with all applicable laws, rules and regulations (including the rules and interpretations of applicable self-regulatory organizations) in establishing the Initial Hedge Position. The number of Shares comprising Citibank’s initial hedge is referred to herein as the “Initial Hedge Position”.

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Initial Hedging Period:	For each Transaction, the period commencing on the Trade Date and ending on the earlier of the Scheduled Trading Day on which Citibank (or any of its affiliates) finishes establishing the Initial Hedge Position and the Cutoff Date (such earlier date, the “Hedge Completion Date”). If Citibank (or any of its affiliates) does not finish establishing Citibank’s Initial Hedge Position in respect of such Transaction by the close of the regular trading session on the Exchange on the Cutoff Date, Citibank shall notify Counterparty in the Pricing Notice that the Number of Shares for such Transaction shall be reduced to such number as the number of Shares for which Citibank (or any of its affiliates) has established its Initial Hedge Position in respect of such Transaction. Promptly following the Hedge Completion Date, Citibank shall deliver the Pricing Notice to Counterparty.

Cutoff Date:	For each Transaction, as specified in the related Supplemental Confirmation or such other date as may be agreed by the parties from time to time.

Number of Shares:	For each Component of a Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Prepayment:	Applicable.

Prepayment Amount:	For each Transaction, the product of the aggregate Number of Shares for such Transaction, the Initial Share Price and the Prepayment Percentage, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Prepayment Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction, the product of the Forward Floor Percentage and the Initial Share Price, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Forward Floor Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction, the product of the Forward Cap Percentage and the Initial Share Price, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Forward Cap Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Exchange:	The Nasdaq Global Select Market.

Related Exchange(s):	The Nasdaq Stock Market, The New York Stock Exchange and The Chicago Board Options Exchange.

Clearance System:	The Depository Trust Company.

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Valuation:

In respect of any Component:

Valuation Dates:	As set forth in the related Supplemental Confirmation or any related Pricing Notice (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component under any Transaction); provided that, if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be a Valuation Date in respect of any other Component under any Transaction; provided, further, that, if the Valuation Date for any Component has not occurred pursuant to the preceding proviso as of the Final Disruption Date for such Transaction, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such day is a Valuation Date in respect of any other Component) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Shares for such Component, and (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Final Disruption Date:	For each Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time prior to the scheduled Closing Time on any Scheduled Trading Day that otherwise would be a Valuation Date” and replacing the words “(iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Citibank, in its reasonable discretion, based on the advice of counsel, determines appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank, and provided that any such voluntarily adopted policies or procedures have been adopted by Citibank in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner), for Citibank to refrain from or decrease (provided that, in the case of any such policies or procedures, the decrease must be material) any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, Citibank shall notify Counterparty in writing (which may be by email) of such occurrence as soon as reasonably practicable under the circumstances and of any Valuation Date(s) affected by it.

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Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that (a) the same settlement method shall apply to each Component of a Transaction and (b) the settlement method must be the same as the settlement method that applies to any exercise of the “Redemption Right” (as defined in the Company LLC Agreement) with respect to the Collateral Units in preparation for settlement of the relevant Transaction; provided, further that, in respect of any Transaction, if:

(i) Counterparty has not, by the fifth Scheduled Trading Day prior to the first Scheduled Valuation Date for such Transaction, delivered to Citibank a copy of its duly executed “Redemption Notice” (as defined in the Company LLC Agreement), as delivered to the Company, specifying a “Redemption Date” (as defined in the Company LLC Agreement) no later than the Scheduled Trading Day immediately preceding the first Scheduled Valuation Date for such Transaction and requesting delivery to the Collateral Account of a number of Shares through the Clearance System that is equal to the aggregate Number of Shares for such Transaction less any Collateral Class A Shares credited to the Collateral Account on such day (rounded down to the nearest whole Share), or

(ii) Counterparty does not deliver to the Collateral Account a number of Shares through the Clearance System that is equal to the aggregate Number of Shares for such Transaction less any Collateral Class A Shares credited to the Collateral Account on such day (rounded down to the nearest whole Share) with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions would be true and satisfied as of 4:00 P.M. New York City time on the Scheduled Trading Day immediately preceding the first Scheduled Valuation Date for such Transaction, then Cash Settlement may apply for such Transaction at Citibank’s election, notwithstanding any actual or deemed election by Counterparty to the contrary.

Citibank shall use commercially reasonable efforts to notify Counterparty in writing (which may be by email) of the conditions to Physical Settlement set forth in clauses (i) and (ii) above no later than the eighth Scheduled Trading Day prior to the first Scheduled Valuation Date for each Transaction.

Upon any revocation by Counterparty of a redemption notice or delay of the consummation of a redemption settlement (or direct exchange, as the case may be) in accordance with Section 11.1.3 of the Company LLC Agreement, Counterparty shall be deemed to have elected Cash Settlement.

Electing Party:	Counterparty.

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Settlement Method Election Date:	For each Transaction, the date that is ten Scheduled Trading Days before the first Scheduled Valuation Date of any Component of such Transaction.

Default Settlement Method:	Physical Settlement.

Initial Cash Settlement Payment:	If Cash Settlement is applicable to a Transaction, Counterparty shall pay Citibank the Initial Cash Settlement Amount on the Currency Business Day immediately preceding the first Scheduled Valuation Date. If Counterparty fails to make the foregoing payment when due, Citibank shall be entitled to elect Physical Settlement notwithstanding Counterparty’s election.

Initial Cash Settlement Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD equal to (a) the Number of Shares to be Delivered (determined without regard to rounding) multiplied by (b) the Settlement Price (where, only for the purposes of the Initial Cash Settlement Amount, the Settlement Price used for the calculation (including of the Number of Shares to be Delivered) shall equal the closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding the date the Initial Cash Settlement Payment is due (or, if no such closing price is available on such day, such closing price shall be a price determined by the Calculation Agent)).

Forward Cash Settlement Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD (which may be positive or negative) equal to (a) the Forward Cash Settlement Amount (as determined under Section 8.5 of the Equity Definitions) minus (b)(1) the Initial Cash Settlement Amount divided by (2) the Number of Components for such Transaction.

In lieu of Section 8.4(b) of the Equity Definitions, if the Forward Cash Settlement Amount is a positive number, then Counterparty shall pay to Citibank the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; and if the Forward Cash Settlement Amount is a negative number, then Citibank shall pay to Counterparty the absolute value of the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date.

Settlement Currency:	USD (as defined in the 2006 ISDA Definitions).

Settlement Price:	The volume-weighted average price per Share on the relevant Valuation Date during the regular trading session for the Exchange on such Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “ASTS <equity> AQR <Go>“ (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, a price determined by the Calculation Agent in good faith and a commercially reasonable manner.

Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

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Cash Settlement Payment Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Share Adjustments; Dividend Payments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a) and 11.2(c) (in two instances) with the word “material” and by adding the words “or the Transactions” after the words “theoretical value of the relevant Shares” in Sections 11.2(a) and 11.2(c); provided, further, that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction.

Dividend Payments:	If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution that the Calculation Agent determines is an ordinary cash dividend (an “Ordinary Cash Dividend”) occurs with respect to the Shares, Counterparty will make a cash payment to Citibank of an amount of cash equal to the product of (i) the Gross Dividend Amount per Share of such Ordinary Cash Dividend, and (ii) the number of Shares that Citibank and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of the relevant Component as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Ordinary Cash Dividend (each such amount, a “Dividend Payment”). The applicable Dividend Payment shall be made (1) if the corresponding Dividend Payment is actually received by Citibank or the Custodian, as set forth in the second sentence of clause (g) of the Pledge and Security Annex, and (2) otherwise, within three Local Business Days of the date such Ordinary Cash Dividend is paid by the Issuer to holders of Shares.

Notwithstanding anything to the contrary otherwise herein provided, no dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii) of the Equity Definitions shall be included in the calculation of any Dividend Payment hereunder.

Gross Dividend Amount:	With respect to an Ordinary Cash Dividend, an amount equal to the actual dividend or distribution per Share before withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such dividend and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend or distribution and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Cash Dividend Adjustments:	If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution (excluding an Ordinary Cash Dividend) occurs with respect to the Shares, then the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares, or any other variable relevant to the valuation, settlement, payment or other terms of such Component, including requiring Counterparty to make a payment to Citibank, to reflect the impact of such cash dividend or distribution on the theoretical value of such Component.

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Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (i) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors),” and (ii) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Announcement Event:	If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration or value exceeds 35% of the Market Capitalization of Issuer as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”) or (ii) there is a public announcement or statement by Issuer or the Company of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or any subsequent announcement or statement of a change to such intention (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event. The “Market Capitalization” as of any Announcement Date shall be the arithmetic average of the Settlement Prices for each of the five consecutive Exchange Business Days ending on, and including, the Exchange Business Day immediately preceding such Announcement Date, determined by reference to the definition of “Settlement Price” as if each such Exchange Business Day were a Valuation Date.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “a firm” with the words “a bona fide” in the second and fourth lines thereof, (iii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iv) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (v) inserting the words “by (x) Issuer, the Company or a subsidiary, affiliate, agent or representative of Issuer or the Company or (y) a Valid Third Party Entity” after the word “announcement” in the second and the fourth lines thereof and (vi) inserting the words “, as determined by the Calculation Agent in its reasonable discretion and in good faith, or any subsequent public announcement of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

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Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (or a subsidiary, affiliate, agent or representative of such a third party), as determined by Calculation Agent, it being understood and agreed that in determining, in a good faith, commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent may take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares and/or options on the Shares.

Consequences of Announcement Event:	With respect to any Announcement Event, the Calculation Agent will determine the economic effect of such Announcement Event on the theoretical value of each Component of the Transaction (whether within a commercially reasonable (as determined in good faith by the Calculation Agent) period of time prior to or after the Announcement Event, and including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) on or after the relevant Announcement Date or other date of announcement and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component and if, in the case of clause (i) or (ii), such economic effect is material, (i) the Calculation Agent will adjust the terms of such Component to reflect such economic effect and determine the effective date of such adjustment or (ii) if the Calculation Agent determines, on or after the Announcement Date or other date of announcement, that no adjustment it could make under clause (i) above is likely to produce a commercially reasonable result, notify the parties in writing (which may be by email) that such Component of the Transaction will be terminated, in which case the amount payable upon such termination will be determined by Citibank pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination for such Component, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.
Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Cancellation and Payment.

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Tender Offer:	Applicable; provided, however, that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”, and (ii) the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems reasonably necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) deleting the words “a party to such Transaction” in the fifth line thereof and replacing them with the words “Citibank”, (iii) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party’s”, respectively, and (iv) adding the words “, or holding, acquiring or disposing of Shares relating to,” after the word “under” in clause (Y) thereof; provided, further, that to the extent any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions is of a type also described in Section 12.9(a)(vi) of the Equity Definitions, then the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply; provided, further, that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (A) any tax law or (B) adoption or promulgation of new regulations authorized or mandated by existing statute) or (ii) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

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Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided, that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that:

(i) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof: “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk)”; and

(ii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting the following words immediately following the word “Transaction” in clause (C) thereof: “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging.”

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:	For all applicable Additional Disruption Events, Citibank. In such capacity, Citibank will act in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable Extraordinary Events, Citibank. In such capacity, Citibank will act in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

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3. Calculation Agent:

Citibank is the Calculation Agent and shall make all calculations, adjustments and determinations required pursuant to a Transaction, and such calculations, adjustments and determinations shall be binding (absent manifest error). Upon a reasonable request from Counterparty, the Calculation Agent shall provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by the Calculation Agent, and shall use commercially reasonable efforts to provide such written explanation within three Business Days from the receipt of such request unless otherwise agreed with Counterparty (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing the Calculation Agent’s proprietary models or any proprietary or confidential information). Upon request by Counterparty, the Calculation Agent shall consult with Counterparty in good faith in connection with any calculation, adjustment or determination hereunder, and shall give due consideration to the views expressed by Counterparty during such consultation; provided that, as a condition to such consultation, Counterparty shall represent to the Calculation Agent in writing that, as of such time, Counterparty is not aware of any material nonpublic information concerning the Shares, the Units or the business, operations or prospects of the Issuer or the Company.

4. Conditions Precedent: With respect to each Transaction, Citibank’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing) by Citibank of the following conditions:

(a) The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and in each Credit Support Document shall be true and correct, in all material respects, as of the Trade Date as if made on the Trade Date;

(b) Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified herein) and under each Credit Support Document;

(c) Counterparty shall have executed and delivered to Citibank the related Supplemental Confirmation;

(d) Counterparty and Citibank shall have entered into a collateral account control agreement among Counterparty, Citibank and Citigroup Global Markets Inc. (the “Custodian”) (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Control Agreement”);

(e) An issuer agreement among Counterparty, Citibank, Issuer and the Company, in respect of such Transaction (each, as hereafter amended, modified, supplemented, replaced or amended and restated, an “Issuer Agreement”, and together with this Master Confirmation, the Agreement, each Supplemental Confirmation, any related Pricing Notice and each Credit Support Document, the “Transaction Documents”) shall have been executed and delivered by the parties thereto; and

(f) (i) Citibank shall have received proper financing statements (Form UCC-1 or the equivalent) for filing with the Secretary of State of the State of Delaware, or other appropriate filing offices of each jurisdiction as may be reasonably necessary and requested by Citibank prior to the Trade Date, to perfect the security interests purported to be created herein with respect to an aggregate number of (x) Units exchangeable for a number of Shares in the aggregate, and/or (y) Shares credited to the Collateral Account in the aggregate at least equal to the aggregate Number of Shares for all Components for such Transaction plus the number of Shares relating to all other Transactions to be outstanding hereunder (such number of Shares and/or Units as of any time of determination, the “Required Amount”), as security for Counterparty’s Secured Obligation, and (ii) Counterparty shall have delivered to Citibank or its collateral agent in the manner specified in the Pledge and Security Annex hereto contained in Annex C (the “Pledge and Security Annex”) on or prior to the Trade Date (x) a number of Units (such Units, the “Collateral Units”) and/or (y) a number of Shares, in an aggregate amount as between clauses (x) and (y) equal to the Required Amount (such Collateral Units and Shares collectively, the “Collateral Securities”).

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5. Additional Representations and Warranties:

(a) In connection with this Master Confirmation, each Supplemental Confirmation, any related Pricing Notice and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”) and an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000.

(b) The parties intend for this Master Confirmation as supplemented by the relevant Supplemental Confirmation and any related Pricing Notice to constitute “binding commitments” and a “Contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

(c) In respect of each Transaction hereunder, Citibank agrees with Counterparty that its broker-dealer affiliate shall introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares for such Transaction in compliance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, as interpreted by the Interpretive Letters.

(d) Citibank shall use any Shares received upon Physical Settlement of any Transaction solely to close out open short positions created in the course of its hedging activities related to its exposure under such Transaction in compliance with the Interpretive Letters.

6. Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, Citibank on the Trade Date for each Transaction and any day on which it makes any election in respect of any Transaction (including an election of a Settlement Method) (unless another date or dates are specified below) as follows:

(a) Counterparty is not entering into any Transaction hereunder or taking any action hereunder (including any election or deemed election (other than a Rehypothecation Election)) or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and neither Counterparty nor any of Counterparty’s affiliates is aware of, any material nonpublic information concerning the Shares, the Units or the business, operations or prospects of the Issuer or the Company. Counterparty shall be considered to be entering into a Transaction at all times during the Initial Hedging Period. “Material” information for these purposes is used as interpreted under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

(b) Counterparty is not entering into any Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(c) Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with each Transaction hereunder including, but not limited to, the provisions of Section 13 and Section 16 of the Exchange Act.

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(d) Counterparty (A) has not, during the preceding three months, except as set forth in any Form 144 or other notice delivered to Citibank prior to the Trade Date, sold any Shares (or security entitlements in respect thereof); and (B) agrees that Counterparty shall not, without the prior written consent of Citibank, sell any Shares (or security entitlements in respect thereof) prior to the earlier of (i) the Cutoff Date for such Transaction (as set forth in the related Supplemental Confirmation) and (ii) Citibank or its affiliates having sold the full Number of Shares in accordance with the Interpretive Letters. For the purposes of (A) and (B) hereof; (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales shall include hedges (through swaps, options, short sales or otherwise) of any long position in the Shares (or security entitlements in respect thereof) and (iii) sales and hedges by Counterparty shall include those by any person attributable to or aggregated with Counterparty for purposes of Rule 144 under the Securities Act (“Rule 144”).

(e) Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(f) If Counterparty were to sell on such Trade Date a number of Shares equal to the Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(g) Counterparty has, on or prior to such Trade Date, transmitted for filing, in the manner contemplated by Rule 144(h), a notice on Form 144 relating to such Transaction.

(h) Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Citibank or an affiliate of Citibank effects in the public markets in connection with establishing Citibank’s Initial Hedge Position with respect to any Transaction.

(i) Except as provided herein, Counterparty has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Citibank or an affiliate of Citibank effects in the public markets in connection with establishing Citibank’s Initial Hedge Position with respect to any Transaction.

(j) Counterparty’s “holding period” for the Collateral Securities that are “restricted securities” (within the meaning of Rule 144), determined in accordance with Rule 144 is in excess of six months.

(k) The Parties agree that each Transaction shall be interpreted to comply with the Section 16 Letter and Citibank represents and warrants that the value of the call option embedded in any Transaction will not exceed the value of the put option embedded in any Transaction. As used herein, “Section 16 Letter” means the letter dated April 1, 2019 submitted by Robert Plesnarski and Glen Rae to David Fredrickson of the Staff, to which the Staff responded in an interpretive letter dated April 8, 2019.

(l) Counterparty understands no obligations of Citibank to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency.

(m) Counterparty understands Counterparty’s investments in and liabilities in respect of a Transaction hereunder are not readily marketable, and Counterparty is able to bear any loss in connection with such Transaction, including the loss of Counterparty’s entire investment in such Transaction.

(n) COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(o) Counterparty is entering into each Transaction hereunder for Counterparty’s own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore, (except for any pledge to Citibank or its affiliates) may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities law, or an exemption from registration is available.

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(p) Counterparty is aware and acknowledges that Citibank, its affiliates or any entity with which Citibank hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Citibank, its affiliates or any entity with which Citibank hedges any Transaction hereunder, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(q) Upon having knowledge of any changes in such information, Counterparty will use commercially reasonable efforts to promptly inform Citibank of any changes in the information set forth in each of the following sections of this Master Confirmation occurring prior to the last Settlement Date or Cash Settlement Payment Date of any Transaction hereunder: 6(r)-(s), 6(v), 6(w), and 10 hereof; clause (d) of the Pledge and Security Annex; and any information delivered pursuant to “Settlement Method Election” under Section 2 above.

(r) For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of the Transaction Documents and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of the Company LLC Agreement (giving effect to the Issuer Agreement) or any stockholders’ agreement (including the amended and restated stockholders agreement of the Issuer dated as of June 5, 2024 (as amended, modified or supplemented from time to time, the “Stockholders Agreement”)), investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its Affiliates or affecting Counterparty, its Affiliates or any of their respective assets (including its Shares).

(s) No Transaction hereunder shall violate, after giving consideration to any applicable waivers or approvals granted by the Issuer or the Company to Counterparty or its Affiliates prior to the Trade Date, any corporate policy of the Issuer or the Company (including, but not limited to, any window period policy) or other rules or regulations of the Issuer or the Company applicable to Counterparty or any of its Affiliates.

(t) Counterparty will promptly notify Citibank of the occurrence of an Event of Default under the Agreement where Counterparty is the Defaulting Party.

(u) Counterparty is not and will not be insolvent at the time any Transaction hereunder is consummated, and was not and will not be rendered insolvent as a result thereof. At the time of any payment to or for the benefit of Citibank, Counterparty does not intend and will not intend to incur, and does not incur and will not incur, debts that are beyond the ability of Counterparty to pay as they mature.

(v) Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(w) The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(x) So long as any Secured Obligation (as defined in the Pledge and Security Annex) is outstanding, Counterparty will not amend its limited liability company agreement (the “Counterparty LLC Agreement”) except in compliance with the terms of the Counterparty LLC Agreement, or fail to comply with any of the provisions thereof.

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(y) Promptly after, and in any event within one Exchange Business Day of, becoming aware of a Withholding Event, Counterparty shall provide written notice of such Withholding Event to Citibank.

7. Acknowledgments: The parties hereto agree and acknowledge that:

(a) Citibank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).

(b) This Master Confirmation, each Supplemental Confirmation, any related Pricing Notice and each Credit Support Document is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.

(c) The rights given to Citibank under this Master Confirmation, under each Supplemental Confirmation, under any related Pricing Notice, the Agreement and each Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(d) Each party is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8. Miscellaneous:

(a) Transfer. Notwithstanding any provision of the Agreement to the contrary, (i) Counterparty shall be entitled to pledge all of its rights and interest in any Transaction hereunder to Citibank and (ii) Citibank shall be entitled to assign its rights and obligations hereunder and under any Credit Support Document to make or receive cash payments or deliveries and other related rights to one or more entities that are wholly-owned, directly or indirectly, by Citigroup Inc., or any successor thereto (each, a “Citibank Affiliate”); provided that Counterparty shall have recourse to Citibank in the event of the failure by a Citibank Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction to which the failure relates as the sole Affected Transaction and Citibank as the sole Affected Party.

(b) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and any related Pricing Notice and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(c) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

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(d) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY RELATED PRICING NOTICE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(e) Confidentiality. Citibank and Counterparty agree that (i) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any element of Citibank’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) Citibank does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(f) Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation, any Supplemental Confirmation or any related Pricing Notice, in no event shall Citibank be entitled to receive or Rehypothecate, or shall be deemed to receive or Rehypothecate, any Shares in connection with a Transaction if, immediately upon giving effect to such receipt or Rehypothecation of such Shares, (i) Citibank’s Beneficial Ownership would be equal to or greater than 4.9% of the outstanding Shares, (ii) Citibank, or any “affiliate” or “associate” of Citibank, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) Citibank, Citibank Group (as defined below) or any person whose ownership position would be aggregated with that of Citibank or Citibank Group (Citibank, Citibank Group or any such person, a “Citibank Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer or the Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Citibank Person, or could result in an adverse effect on a Citibank Person, under Applicable Restrictions, as determined by Citibank in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or the Company, or any contract or agreement to which Issuer or the Company is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Citibank hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Citibank’s right to receive such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Citibank gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached. “Citibank’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Citibank, together with any of its affiliates or other person subject to aggregation with Citibank under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Citibank is or may be deemed to be a part (Citibank and any such affiliates, persons and groups, collectively, “Citibank Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under, if applicable, Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement, this Master Confirmation, any Supplemental Confirmation or any related Pricing Notice to the contrary, Citibank (or the Citibank Affiliate designated by Citibank pursuant to Section 8(a) above) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Citibank (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(f), until such time as such Shares are delivered pursuant to this Section 8(f).

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(g) Right to Extend. Citibank may divide a Component into additional Components and designate the Valuation Date and the Number of Shares for any Component comprised by such Transaction (and may make corresponding adjustments to the Final Disruption Date for the relevant Transaction) if Citibank determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Citibank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Citibank or one of its affiliates to effect transactions in the Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would, including as if Citibank or such an affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to Citibank; provided that (i) any such voluntarily adopted policies or procedures have been adopted by Citibank in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner, and (ii) nothing in this Section 8(g) shall give Citibank the right to increase the total Number of Shares underlying any Transaction. Upon request by Counterparty, Citibank shall consult with Counterparty in good faith in connection with any determination made under this Section 8(g), and shall give due consideration to the views expressed by Counterparty during such consultation; provided that, as a condition to such consultation, Counterparty shall represent to Citibank in writing that, as of such time, Counterparty is not aware of any material nonpublic information concerning the Shares, the Units or the business, operations or prospects of the Issuer or the Company.

(h) Designation by Citibank. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Citibank to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Citibank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Citibank’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations. Citibank shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(i) Agreements regarding the Pricing Notice.

(i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Pricing Notice for each Transaction, absent manifest error. Upon receipt of a Pricing Notice, Counterparty shall promptly execute and return such Pricing Notice to Citibank; provided that Counterparty’s failure to so execute and return a Pricing Notice shall not affect the binding nature of such Pricing Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of such Pricing Notice.

(ii) Counterparty and Citibank agree and acknowledge that (A) the transactions contemplated by this Master Confirmation and each Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation, the relevant Supplemental Confirmation and the related Pricing Notice form a single agreement between Counterparty and Citibank, and Citibank would not otherwise enter into such transactions; (B) this Master Confirmation as supplemented by the relevant Supplemental Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the relevant Pricing Notice, regardless of whether such Pricing Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation as supplemented by the relevant Supplemental Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation as supplemented by the relevant Supplemental Confirmation.

(iii) Counterparty and Citibank further agree and acknowledge that this Master Confirmation, as supplemented by the relevant Supplemental Confirmation, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

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9. Schedule Provisions:

(a) Credit Support Documents and Credit Support Provider.

(i) The provisions of the Pledge and Security Annex are incorporated by reference herein and constitute a Credit Support Document with respect to Counterparty.

(ii) The Control Agreement and the Issuer Agreement each constitute a Credit Support Document with respect to Counterparty. The Pledge and Security Annex, the Control Agreement and the Issuer Agreement are collectively the “Credit Support Documents”.

(b) Automatic Early Termination. Automatic Early Termination will apply to Counterparty.

(c) Additional Schedule Provisions.

(iii) “Specified Transaction” means any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between Counterparty and Citibank or an Affiliate of Citibank which is not a Transaction under this Agreement.

(iv) The “Cross-Default” provisions of Section 5(a)(vi) will apply to Counterparty and Citibank, with (a) the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi)(1) of the Agreement, (b) a “Threshold Amount” of with respect to (x) Citibank of three percent of the shareholders’ equity of Citibank as of the Trade Date and (y) Counterparty of USD 5,000,000 (or its equivalent in another currency), (c) the following language added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (d) the term “Specified Indebtedness” having the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Citibank’s banking business.

(v) The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Counterparty.

(vi) “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Transactions starting from the date of this Master Confirmation.

(vii) Each of the following shall be an Additional Termination Event with respect to which Counterparty shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions:

(1)	(A) Any material provision of any Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or Counterparty or any controlled Affiliate of the foregoing (including Issuer or the Company) shall challenge in writing the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Transaction Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or (B) any breach by Counterparty, Issuer or the Company of any representation, warranty, covenant, obligation or other agreement under the Issuer Agreement that would reasonably be likely to have an adverse effect on Citibank’s rights and remedies hereunder or on Counterparty’s ability to perform Counterparty’s obligations under this Master Confirmation, the Agreement, any Supplemental Confirmation, any related Pricing Notice or any Transaction and, in the case of this clause (B), only if (x) such breach is capable of being cured and (y) the occurrence and continuance of such breach is not within 10 Scheduled Trading Days of any Valuation Date hereunder, such breach remains uncured for five (5) Scheduled Trading Days.

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(2)	Any of the representations and warranties set forth in clause (d) of the Pledge and Security Annex, as if made on the relevant date of determination under this provision, shall not be true and correct in any material respect.

(3)	The submission by Counterparty of any “Redemption Notice” (as defined in the Company LLC Agreement) in respect of any Collateral Units without the consent of Citibank or except as expressly permitted under this Master Confirmation (including, for the avoidance of doubt, in connection with Physical Settlement of a Transaction).

(4)	Any amendment to the Company LLC Agreement that affects the existence or validity of the continuing first priority perfected security interest in and to Counterparty’s right, title and interest in and to the Collateral.

(5)	Withholding by the Company, or any notification by the Company of its intention to withhold, for any amount of federal, state, local, or foreign taxes in connection with any transfer of the Collateral Units, any redemption of Collateral Units for Shares or with respect to any dividend, distribution or redemption proceeds payable to Citibank on the Collateral Units (a “Withholding Event”).

(d) Additional Events of Default. It shall be an Event of Default under the Agreement with respect to which Counterparty is the sole Defaulting Party if there occurs at any time (i) a failure of the Collateral to include, as Collateral delivered in accordance with the requirements of the Pledge and Security Annex, for each Transaction hereunder, at least a number of Units and/or Shares equal to the then applicable Required Amount, or (ii) a failure of the security interests granted under the Pledge and Security Annex to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal lien, and, with respect to any Collateral consisting of securities or security entitlements, as to which Citibank has control, or, in each case, assertion of such by Counterparty in writing.

(e) Agreement to Deliver Documents. Counterparty agrees to deliver the following documents, as applicable, in form and substance satisfactory to Citibank:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Counterparty	Copies of all organizational documents of Counterparty and, if applicable, any Credit Support Provider	Prior to execution of this Master Confirmation	Yes

Counterparty	A copy of a pre-approval email confirmation from the Issuer’s general counsel in respect of each Transaction	Prior to execution of each Supplemental Confirmation	Yes

Counterparty	A correct, completed and signed Internal Revenue Service Form W-9 (or, upon the request of Citibank, a revised or successor form) and any required attachment thereto.	(i) Upon execution of this Master Confirmation, (ii) prior to the date upon which the Form previously provided becomes invalid; (ii) promptly upon the reasonable request of Citibank in writing; and (iii) promptly upon learning that any such form previously provided by Counterparty has become obsolete, incorrect or invalid.	No

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(f) Tax Documents. Section 4(a)(iii) of the Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that any such form or document is required or”.

(g) Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

10. Tax Provisions:

(a) Payer Representations: For the purpose of Section 3(e) of the Agreement, Citibank and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) and/or Section 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement:

(i) Citibank makes the following representations:

(A) Citibank is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470. It is “exempt” within the meaning of U.S. Treasury Regulations (the “Regulations”) sections 1.6041-3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.

(B) Citibank is a “U.S. person” as that term is used in section 1.1441-4(a)(3)(ii) of the Regulations for U.S. federal income tax purposes.

(ii) Counterparty makes the following representations:

(A) Counterparty is a disregarded entity of a United States person for U.S. federal income tax purposes and is organized under the laws of the State of Delaware.

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(B) Counterparty is a disregarded entity (for U.S. federal income tax purposes) of a “U.S. person” as that term is used in section 1.1441-4(a)(3)(ii) of Regulations for U.S. federal income tax purposes.

(c) Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(d) HIRE Act Protocol. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein. In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol, Citibank and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

11. Additional Definitions and Amendments to Equity Definitions:

(a) “Units Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or Units, as appropriate”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or the Company, as appropriate”.

(b) The following amendments shall be made to the Equity Definitions:

(i) The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(A)	the Units Amendment shall be applicable; and

(B)	‘or’ shall be deleted where it appears at the end of subsection (vi);

(C)	‘.’ shall be deleted where it appears at the end of subsection (vii) and replaced with ‘; or’;

(D)	the following shall be inserted as provision (viii): “(viii) any other event as a result of which the Units are exchangeable for fewer or more Units than, and/or any property or assets in addition to, or as a whole or partial replacement of, in each case, the number of Shares for which the Units are exchangeable prior to such event.”

(c) The definitions of “Merger Event”, “Tender Offer”, “Announcement Date”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the Units Amendment.

(d) The definitions of “Nationalization” and “Insolvency” in Section 12.6 of the Equity Definitions shall be amended in accordance with the Units Amendment.

(e) The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the Units Amendment.

(f) For the avoidance of doubt, where a provision is amended by this Section 11 in accordance with the Units Amendment, if the event described in such provision occurs in respect of the Units or the Company, then the consequence of such event shall be interpreted consistently with the Units Amendment and such event.

22

12. Single Purpose and Separateness Provisions:

(a) Single Purpose Provisions.

(i) Counterparty shall not create, incur, assume or suffer to exist any indebtedness for borrowed money.

(ii) Counterparty shall not create, incur, assume or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, other than pursuant to the Transaction Documents.

(iii) Counterparty shall not divide or merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Counterparty, to any person.

(iv) Counterparty shall not (1) engage in any activity other than (a) entering into and performing its obligations in connection with the Transactions, this Master Confirmation, any Supplemental Confirmation and/or Pricing Notice and the other Transaction Documents, (b) holding the Collateral and settling any Transactions, and activities incidental thereto or otherwise contemplated or permitted by this Master Confirmation, any Supplemental Confirmation and/or Pricing Notice and the other Transaction Documents, or (2) acquire or own any material assets other than the Collateral, proceeds therefrom and property incidental thereto.

(b) Separateness Provisions. Counterparty shall:

(i) maintain its own separate books and records and bank accounts;

(ii) at all times conduct its business solely in its own name in a manner not misleading to other persons as to its identity;

(iii) file its own tax returns, if any, as required under applicable law;

(iv) hold all of its assets in its own name and not commingle its assets with assets of any other persons;

(v) comply with all organizational formalities necessary to maintain its separate existence;

(vi) pay its own liabilities out of its own funds;

(vii) cause the members, responsible officers, agents and other representatives of Counterparty to act at all times with respect to Counterparty consistently and in furtherance of the foregoing; and

(viii) allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for services performed by an employee of an affiliate.

13. No Liability of Members, Managing Members, Officers, Employees or Agents. The Counterparty is the sole obligor with respect to each Transaction and Citibank, its permitted assignees and successors understand and agree that that no member, managing member, officer, employee or agent of the Counterparty shall have any liabilities, responsibilities or obligations with respect to the performance or compliance of the Counterparty with the terms and conditions of any Transaction or the Transaction Documents and all such liabilities or responsibilities are hereby waived by Citibank, its permitted assignees and successors.

23

14. U.S. QFC Mandatory Contractual Requirements:

(a) Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 14(b), Counterparty shall not be permitted to exercise any Default Right against Citibank with respect to this Master Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Citibank Affiliate becoming subject to an Insolvency Proceeding.

(b) General Creditor Protections. Nothing in Section 14(a) shall restrict the exercise by Counterparty of any Default Right against Citibank with respect to this Master Confirmation or any other Relevant Agreement that arises as a result of:

(i) Citibank becoming subject to an Insolvency Proceeding; or

(ii) Citibank not satisfying a payment or delivery obligation pursuant to (x) this Master Confirmation or any other Relevant Agreement, or (y) another contract between Citibank and Counterparty that gives rise to a Default Right under this Master Confirmation or any other Relevant Agreement.

(c) Burden of Proof. After a Citibank Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Master Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(d) General Conditions.

(i) Effective Date. The provisions set forth in this Section 14 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii) Prior Adherence to the U.S. Protocol. If Citibank and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 14. For purposes of incorporating the ISDA U.S. Protocol, Citibank shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(iii) Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Citibank and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 14.

(e) Definitions. For the purposes of this Section 14, the following definitions apply:

“Applicable Compliance Date” with respect to this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Citibank Affiliate” means, with respect to Citibank, a BHC Affiliate of that party.

“Credit Enhancement” means, with respect to this Master Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of (i) Citibank or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

24

“Default Right” means, with respect to this Master Confirmation (including each Transaction) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 14, does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Citibank, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Master Confirmation (including each Transaction), each Supplemental Confirmation, any related Pricing Notice and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

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15. Notices:

Addresses for notices or communications to Citibank:

Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attn: Equity Derivatives
Telephone: 212-723-7310
Email: eric.natelson@citi.com,

theodore.finkelstein@citi.com,

tanish.raghavan@citi.com,

eq.us.corporates.middle.office@citi.com

with a copy to:

Citibank, N.A. 388 Greenwich Street, 3rd Floor New York, NY 10013 Attn: Sean Montgomery – Equity Derivatives Operations Telephone: 212-723-5033 Email: sean.montgomery@citi.com

Addresses for notices or communications to Counterparty:	AA Gables 2, LLC Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706 Attn: Abel Avellan Email: aavellan@ast-science.com

16. Account Details:

Payments to Citibank:	For any USD payments:

Citibank, N.A. New York BIC: CITIUS33 (or ABA: 021-000-089) F/O: Citibank New York Beneficiary: 00167679 Ref: NY Swap Operations

Payments to Counterparty:	To be advised.

26

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Citibank and Counterparty with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours sincerely, CITIBANK, N.A.

By:	/s/ Eric Natelson
Name:	Eric Natelson
Title:	Authorized Signatory

Confirmed as of the date first above written: AA GABLES 2, LLC By: Abel Avellan, its managing member

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Managing Member

[Signature Page to Master Confirmation for
Prepaid Forward Transactions]

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:	[_____________], 20[__]

To:	AA Gables 2, LLC Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706 Attn: Abel Avellan Email: aavellan@ast-science.com

From:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attn: Equity Derivatives

Reference Number:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and AA Gables 2, LLC (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of June 22, 2026 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[___________, 20__]

Number of Components:	[__]

Number of Shares:	[__] per Component

Prepayment Percentage:	[__]%

Prepayment Date:	The later of (i) the date falling one Settlement Cycle after the last Scheduled Trading Day of the Initial Hedging Period and (ii) the first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Citibank (or, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the next following Currency Business Day).

Forward Floor Percentage:	[___]%

Forward Cap Percentage:	[___]%

Maximum Stock Loan Rate:	[___] basis points per annum

Initial Stock Loan Rate:	[___] basis points per annum

Cutoff Date:	[___________, 20__]

For each Component of the Transaction, the Scheduled Valuation Date are as set forth below.

Component Number	Scheduled Valuation Date
1	[ ]
2	[ ]
3	[ ]
4	[ ]
5	[ ]
6	[ ]
7	[ ]
8	[ ]
9	[ ]
10	[ ]
11	[ ]
12	[ ]
13	[ ]
14	[ ]
15	[ ]
…	[ ]

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely, CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written: AA GABLES 2, LLC By: Abel Avellan, its managing member

By:
Name:	Abel Avellan
Title:	Managing Member

Annex A-2

ANNEX B

FORM OF PRICING NOTICE

Date:	[_____________], 20[__]

To:	AA Gables 2, LLC Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706 Attn: Abel Avellan Email: aavellan@ast-science.com

From:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attn: Equity Derivatives

Reference Number:	[ ]

The purpose of this Pricing Notice is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and AA Gables 2, LLC (“Counterparty”) on the Trade Date specified below. This Pricing Notice is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Pricing Notice supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of June 22, 2026 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Pricing Notice, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Pricing Notice relates are as follows:

Trade Date:	[___________, 20__]

Hedge Completion Date:	[___________, 20__]

Prepayment Amount:	USD [_______]

Prepayment Date	[___________, 20__]

Initial Share Price:	USD [_______]

Forward Floor Price:	USD [_______]

Forward Cap Price:	USD [_______]

Final Disruption Date:	[___________, 20__]

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
11	[ ]	[ ]
12	[ ]	[ ]
13	[ ]	[ ]
14	[ ]	[ ]
15	[ ]	[ ]
…	[ ]	[ ]

Counterparty hereby agrees (a) to check this Pricing Notice carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Pricing Notice relates by signing this Pricing Notice and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely, CITIBANK, N.A.

By:
Authorized Representative

Acknowledged and Confirmed as of the date first above written: AA Gables 2, LLC By: Abel Avellan, its managing member

By:
Name:	Abel Avellan
Title:	Managing Member

Annex B-2

ANNEX C

PLEDGE AND SECURITY ANNEX

(a) Pledge. Counterparty hereby grants Citibank a continuing first priority, perfected security interest in and right of setoff against Counterparty’s right, title and interest in and to, or otherwise with respect to, the following property and assets whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”) as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Counterparty’s payment and performance obligations under the Agreement and Transactions governed by the Master Confirmation (the “Secured Obligations”):

i.	the Collateral Units registered on the books and records of the Company in the name of the Counterparty, and denoted on such books and records of the Company by reference to an Issuer Agreement;

ii.	any Shares delivered in accordance with clause (b) of this Pledge and Security Annex;

iii.	the Collateral Account and all cash, instruments, securities and other financial assets (including security entitlements) (each as defined in Section 8-102 of the Uniform Commercial Code from time to time in effect in the State of New York), including any Collateral Units and any Shares (including Shares issued in respect of the redemption, conversion or exchange of the Collateral Units (the “Redeemed Class A Shares”, and all such Shares, the “Collateral Class A Shares”)) (collectively, the “Collateral Shares”), and any security entitlements in respect thereof, and other funds, property or assets from time to time held therein or credited thereto;

iv.	all interest, income, proceeds, distributions and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with any of the Collateral (including, without limitation, any Redeemed Class A Shares, any shares of capital stock issued by any issuer in respect of any Collateral Shares or other securities constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Collateral Shares or other securities constituting Collateral, or into which any such Collateral Shares or other securities are converted, in connection with any merger, binding share exchange, reclassification of Collateral Shares or similar event or otherwise, and any security entitlements in respect of any of the foregoing);

v.	all of Counterparty’s right, title and interest in and to the redelivery of any Collateral that has been Rehypothecated pursuant to clause (c) below; and

vii.	all of Counterparty’s right, title and interest in and to the Master Confirmation, the Agreement and the Transactions.

As used herein, the term “Collateral Account” means that certain securities account No. [______] of Counterparty established and maintained by the Custodian, including any subaccount, substitute, successor or replacement securities or deposit account, or any custodial or other such account in or to which any Collateral is now or hereafter held or credited. Any renumbering of the Collateral Account by the Custodian shall not limit the rights of Citibank hereunder, and, to the extent necessary, such renumbering shall be automatically incorporated into the definition of Collateral Account.

On or promptly after the Hedge Completion Date for any Transaction, if the aggregate Number of Shares as specified in the related Pricing Notice is less than the aggregate of the Collateral Units and Collateral Class A Shares, the Collateral Agent shall release to Counterparty the excess (if any) of (x) the number of the aggregate Collateral Units and Collateral Class A Shares constituting Collateral over (y) the aggregate Number of Shares as specified in the related Pricing Notice. In the event of such release, Citibank will release any Collateral Class A Shares first.

(b) Delivery of Collateral. Counterparty shall deliver (i) all Collateral Units registered on the books and records of the Company in the name of the Counterparty and denoted on such books and records of the Company by reference to the related Issuer Agreement, and a “stop transfer” order reflecting a security interest in favor of Citibank and (ii) all Shares constituting Collateral, in each case registered in the name of The Depository Trust Company (or its successor, “DTC”) or its nominee, maintained in the form of book entries on the books of DTC, and allowed to be settled through DTC’s regular book-entry settlement services, to the Collateral Account. Citibank may reregister the Collateral Shares and any other Collateral in its name or the name of its nominee at any time.

(c) Rehypothecation. Upon an Event of Default by Counterparty, Citibank shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (“Rehypothecate”) any Collateral (other than Collateral in the form of Shares or Units ) it holds, free from any claim or right of any nature whatsoever of Counterparty, including any equity or right of redemption by Counterparty; provided that Counterparty may at any time notify Citibank that it is making an election hereunder to permit Rehypothecation with respect to any or all of the Collateral as specified by Counterparty in such election (a “Rehypothecation Election”), in which case Citibank shall be entitled to Rehypothecate such Collateral. Citibank shall satisfy any obligation it may have to return any Rehypothecated Collateral to Counterparty by delivering securities of the same class and issue as such Rehypothecated Collateral, subject to netting and set-off against any obligation of Counterparty to deliver Shares pursuant to this Master Confirmation.

(d) Representations. Counterparty represents, on each date on which Counterparty delivers or Citibank otherwise receives Collateral, that (i) Counterparty is the owner of all Collateral free of any lien, security interest, charge, adverse claim, restriction on transfer (other than Existing Transfer Restrictions, as defined in the Issuer Agreement) or other encumbrance, (ii) the Collateral Securities (and any Shares received upon redemption or exchange thereof) are, to Counterparty’s actual knowledge, duly authorized, validly existing, fully paid, non-assessable and have a “holding period” (within the meaning of Rule 144) in excess of one year, (iii) the Collateral does not contain any restrictive legend relating to federal or state securities laws or restriction by way of contract or otherwise, except (solely in the case of Collateral Units) in respect of the Existing Transfer Restrictions, (iv) except as set forth in the Issuer Agreement, none of the Collateral is or will be subject to any legal or contractual restriction, or any restriction under the constitutive documents of the Issuer or the Company, (v) Counterparty has the power and authority and has obtained all of the necessary consents and approvals to grant a first priority security interest to Citibank in the Collateral, (vi) upon the delivery of the Collateral Securities as described above and any other Collateral in a manner acceptable to Citibank, Citibank will have a valid and perfected first priority security interest in the Collateral Securities and the other Collateral, (vii) none of Counterparty’s entry into this Master Confirmation or Citibank’s exercise of any of its rights and remedies under this Master Confirmation will violate or conflict with the terms of any agreement made by or applicable to Counterparty or violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral, and (viii) Counterparty has furnished Citibank with copies of all agreements, contracts or instruments that relate to the Collateral.

(e) Remedies. In addition to the rights granted to a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised), Citibank shall be entitled to hold the Collateral as collateral to the extent set forth below until the date all of Counterparty’s obligations in connection with each Transaction governed by the Master Confirmation, whether absolute or contingent, have been fully performed. If Counterparty defaults on any obligation to Citibank under this Master Confirmation or otherwise, Citibank may exercise all rights with respect to the Collateral, including delivering a “Pledgee Redemption Notice” in respect of Collateral Units pursuant to the Issuer Agreement, selling or liquidating the Collateral (including Collateral Shares and Shares received upon redemption or exchange of Collateral Units) or delivering the Collateral (including Collateral Shares and Shares received upon redemption or exchange of Collateral Units) to securities lenders to satisfy any of Counterparty’s obligations to Citibank and set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Citibank or the cash equivalent of any Collateral (or any obligation of Citibank to deliver any Collateral to Counterparty), whereupon such Citibank or such transferee shall hold such Collateral absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Counterparty that may be waived or any other right or claim of Counterparty, and Counterparty, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Counterparty has or may have under any law now existing or hereafter adopted. Counterparty acknowledges and agrees that the Collateral may decline speedily in value and the Shares are of a type customarily sold on a recognized market (including on the Exchange, which is a recognized market within the meaning of Section 9-610 of the Uniform Commercial Code as in effect in New York) and, therefore, that Citibank is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable). Following a default, Citibank may, in its sole and absolute discretion, sell Collateral in such manner and under such circumstances as Citibank may deem necessary or advisable (with Citibank or its affiliate having the right to purchase any or all of the Collateral to be sold) and notwithstanding that a registration statement for all or any of such Collateral has been or could be filed or is not required under the Securities Act. Counterparty acknowledges that such sale shall be deemed to have been made in a commercially reasonable manner, notwithstanding that any such sale may be for a price less than that which might have been obtained had such Collateral been so registered or otherwise publicly sold. Citibank shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment or discharge in whole or in part of the Secured Obligations in such order as Citibank shall determine in the exercise of its sole discretion. Counterparty shall remain fully liable to Citibank for any amounts that remain outstanding after Citibank has liquidated and/or sold the Collateral and deducted its reasonable attorney fees and other reasonable costs and expenses incurred in connection therewith, plus interest thereon at the Default Rate (as defined in the Agreement) from the date incurred to the date paid (which shall be Secured Obligations). Counterparty acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Pledge and Security Annex and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Pledge and Security Annex may be specifically enforced.

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(f) Voting Rights. Unless an Event of Default or a Termination Event has occurred and is continuing with respect to Counterparty or an Early Termination Date has occurred or been designated as a result of such an Event of Default or Termination Event and, in each case, Citibank has provided the Counterparty notice that it intends to exercise remedies with respect to the Collateral, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof (other than Rehypothecated Collateral).

(g) Distributions. Counterparty shall direct the Company and Issuer (or its transfer agent) to either deliver in accordance with clause (b) above or, in the case of cash, deposit into, or credit to, the Collateral Account, or, in the case of any property or assets other than cash and security entitlements, deliver to Citibank (subject to its reasonable delivery instructions), any Ordinary Cash Dividend, and any other dividend, issuance or distribution paid or distributed on any Collateral, or any securities or security entitlements (in each case, other than Tax Distributions (as defined in the Company LLC Agreement), which the Issuer may pay directly to the Counterparty, and which the Counterparty may retain and/or distribute to its equityholders, from time to time in accordance with the Company LLC Agreement) (x) exchanged for, or delivered upon conversion, of any Collateral in a Merger Event or (y) delivered in respect of any Collateral in connection with a spin-off. With respect to Ordinary Cash Dividends actually received by or on behalf of Citibank, (i) on the date such Ordinary Cash Dividend is paid by the Issuer to holders of Shares, Citibank shall apply the proceeds thereof in full (or, if the proceeds actually received by or on behalf of Citibank are less than the applicable Dividend Payment, partial) satisfaction of Counterparty’s obligation to pay the applicable Dividend Payment Amount, and (ii) unless a Potential Event of Default, an Event of Default or a Termination Event has occurred and is continuing with respect to Counterparty or an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Citibank shall pay over, or cause to be paid over, to Counterparty any Ordinary Cash Dividends made in respect of the Collateral actually received by or on behalf of Citibank solely to the extent the amount received exceeds the corresponding Dividend Payment obligation. Any cash Excluded Distribution which results in a payment obligation by Counterparty to Citibank under this Master Confirmation shall be retained by Citibank in satisfaction of Counterparty’s payment obligation under the relevant provision, and any other Excluded Distribution shall be retained by Citibank as Collateral. Any Excluded Distribution, if received by Counterparty, shall promptly be paid or delivered to Citibank in the manner directed by Citibank to be held as Collateral hereunder or to be applied to cover Counterparty’s payment obligation under this Master Confirmation, as the case may be, and shall be deemed held in trust for Citibank until so paid or delivered. For purposes of this provision, “Excluded Distribution” shall mean any dividend or other distribution in respect of the Collateral other than the portion of an Ordinary Cash Dividend, if any, that exceeds the corresponding Dividend Payment.

(h) Application for Settlement. Unless Counterparty satisfies Counterparty’s payment or delivery obligations under a Transaction through delivery of Shares or cash in USD, as the case may be, not constituting Collateral no later than 10:00 a.m. on the date such delivery is due, Counterparty hereby authorizes Citibank on the applicable Settlement Date to deliver a “Pledgee Redemption Notice” in respect of Collateral Units pursuant to the Issuer Agreement and to apply the Shares received upon such redemption to satisfy Counterparty’s delivery obligations, if any, under such Transaction, as if Physical Settlement applied to such Transaction; provided that in no event shall (i) Citibank be required to make such application or (ii) this provision be construed as altering in any way Counterparty’s obligations to satisfy all conditions to Physical Settlement under this Master Confirmation. Upon any such delivery, Citibank shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty).

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(i) Preservation of Collateral. Counterparty will faithfully preserve and protect Citibank’s security interest in the Collateral, will defend Citibank’s right, title, lien and security interest in and to the Collateral against the claims and demands of all persons whomsoever, and will do all such acts and things and deliver all such documents and instruments, including without limitation further pledges, assignments, account control agreements, financing statements and continuation statements, as Citibank in its sole commercially reasonable discretion may deem necessary or advisable from time to time (and in any event as communicated to Counterparty in writing, which may be by email) in order to preserve, protect and perfect such security interest or to enable Citibank to exercise or enforce its rights with respect to any Collateral. Counterparty hereby irrevocably appoints Citibank as Counterparty’s attorney-in-fact for the purpose of taking any action and executing any instrument which Citibank may deem necessary or advisable to accomplish the purposes of the pledge contemplated by this Master Confirmation. Citibank shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, Citibank shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto. Counterparty will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Counterparty created hereby in favor of Citibank, to exist upon any of the Collateral. Counterparty will not take any action that would limit or adversely affect the ability of Citibank to realize upon its rights in the Collateral. Counterparty will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, upon becoming aware of the same.

(j) Taxes. Notwithstanding anything to the contrary elsewhere in the Agreement, this Master Confirmation, any Supplemental Confirmation or any related Pricing Notice, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Agreement shall be made and the value of any Collateral, or income or distributions in respect of Collateral, shall be calculated net of any and all taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority in respect thereof. Without limiting the foregoing, the first two sentences and last three sentences of Paragraph 13 of Article 4 of the Control Agreement shall apply to the Collateral, with the term “Pledgor” therein being replaced by the term “Counterparty” and term “Securities Intermediary” being replaced by the term “Citibank.”

(k) Return of Collateral. When no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations (except for any potential liability under Section 2(d) of the Agreement), Citibank will return to Counterparty all Collateral, if any. When (x) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations relating to a particular Transaction (except for any potential liability under Section 2(d) of the Agreement), (y) no Potential Event of Default, Event of Default or Termination Event has occurred and is continuing with respect to Counterparty and (z) no Early Termination Date has occurred or been designated as the result of such an Event of Default or Termination Event, Citibank will promptly return to Counterparty all Collateral relating to such Transaction.

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